Exhibit 99.1

AÉROPOSTALE REPORTS OCTOBER SALES RESULTS;
SAME STORE SALES DECREASE 2%; REITERATES MIDPOINT OF PREVIOUSLY ISSUED GUIDANCE

New York, New York – November 4, 2010 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended October 30, 2010 increased 5% to $146.1 million compared to $138.8 million for the four-week period ended October 31, 2009. The Company’s same store sales decreased 2% for the month, compared to a same store sales increase of 3% in the year ago period.

For the third quarter of fiscal 2010, total net sales increased 6% to $602.8 million, from $567.8 million in the year ago period. Same store sales for the third quarter were essentially flat, compared to a same store sales increase of 10% last year.  Year to date, total net sales have increased 9% to $1.561 billion, from $1.429 billion in the year ago period. Year to date, same store sales have increased 3%, compared to a same store sales increase of 11% last year.

The Company stated that inventories remain well controlled and on plan.

The Company also reiterated the midpoint of its previously issued third quarter guidance. The Company expects net earnings of approximately $0.62 per diluted share, which includes a previously disclosed after-tax charge of approximately $3.9 million, or $0.04 per share, resulting from the related third quarter retirement plan payment to its Chairman and former Chief Executive Officer. The updated guidance compares to its previously issued guidance of $0.61 to $0.63 per diluted share, which also includes the aforementioned retirement plan payment.

To hear the Aéropostale prerecorded October sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com. The Company currently operates 904 Aéropostale stores in 49 states and Puerto Rico, 54 Aéropostale stores in Canada and 44 P.S. from Aéropostale stores in 13 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS